Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-02

Joint-Leads : Barclays (str), Citi, HSBC, RBC, and TD

Co-Managers: US Bank, BNY Mellon

-ANTICIPATED CAPITAL STRUCTURE-

CLS	AMT(mm)	Rtngs (S/F)	WAL*	E. FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	PRICE
A-1	286.000	A1+/F1+	0.23	01/2023	07/2023	ICUR	+46	2.557%	2.557%	100.0000
A-2A	355.000	AAA/AAA	1.01	02/2024	05/2025	ICUR	+71	3.673%	3.64%	99.99493
A-2B	118.400	AAA/AAA	1.01	02/2024	05/2025	SOFR30A	+58			100.0000
A-3	429.100	AAA/AAA	2.23	08/2025	11/2026	ICUR	+70	3.749%	3.72%	99.99996
A-4	103.700	AAA/AAA	3.30	02/2026	08/2028	ICUR	+77	3.839%	3.80%	99.97330
B	25.100	**NOT OFFERED**
C	41.800	**NOT OFFERED**

* WAL to 1.3% ABS, 5% clean-up call

** Maximum size of A-2B is 50% of total A-2 size

-TRANSACTION DETAILS-

- Ticker: HART 2022-B

- Deal Size: $1.292bn offered (no grow)

- Rating Agency: S&P, Fitch

- Settlement Date: 7/20/2022

- Expected Pricing: PRICED

-INVESTOR MATERIALS-

- Roadshow : www.dealroadshow.com | Pwd: HART22B

- Preliminary Offering Memorandum: Attached

- Ratings FWP: Attached

- CDI / Intex Deal Name: bcghart_2022-b_preprice

- CDI / Intex Password: YU64

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.